Exhibit 99.6

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE:

September 24, 2004

Contact:

Tom McHale, Vice President, Finance and Investor Relations (301) 951-6122

AMERICAN CAPITAL COMPLETES PUBLIC OFFERING OF COMMON STOCK

Bethesda, MD—September 24, 2004—American Capital Strategies Ltd. (“American Capital” or the “Company”) (Nasdaq:ACAS) announced today it has closed on its previously announced common stock offering. As a result, 11,500,000 shares of common stock were sold at $31.60 per share (the “Offering Price”). Of those shares, 2,500,000 were offered directly by the Company and 9,000,000 were sold in connection with agreements to purchase common stock from American Capital for delivery at future dates (the “Forward Sale Agreements”), as discussed below.

Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., UBS Securities LLC, A.G. Edwards & Sons, Inc. and Legg Mason Wood Walker, Incorporated were the underwriters for the offering. The joint book-running managers for the offering were Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. J.P. Morgan Securities Inc. served as the sole structuring agent for the Forward Sale Agreements.

The offering was made under American Capital’s existing shelf registration statement filed with the Securities and Exchange Commission. In connection with the offering, American Capital entered into the Forward Sale Agreements with an affiliate of J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and an affiliate of Wachovia Capital Markets, LLC (the “Forward Purchasers”), under which the Forward Purchasers (or their affiliates) agreed to borrow and sell to retail and institutional investors 9,000,000 shares of the Company’s common stock at the Offering Price. Under the Forward Sale Agreements, the Forward Purchasers will be required to buy and the Company will be required to sell a total of 9,000,000 shares of common stock, at such times as the Company elects, over the next twelve months. The Company will physically settle all transactions under the Forward Sale Agreements by delivering shares of common stock and the Forward Purchasers will deliver the Offering Price less the underwriting discount, subject to certain adjustments, upon each settlement.

American Capital expects to use substantially all of the net proceeds from the direct sale of 2,500,000 shares of its common stock of approximately $73,000,000, to reduce the borrowings under the Company’s existing revolving credit facilities and to fund investments. American Capital expects to use substantially all of the net proceeds from the sale of its common stock pursuant to the Forward Sale Agreements, which initially are valued at approximately $272,000,000, primarily to reduce the borrowings under the Company’s existing revolving credit facilities and to fund investments. These repayments will create availability under the facilities, which will generally be used for funding future American Capital investments and general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offering of these securities will be made only by means of a prospectus and a related prospectus supplement. Copies of the prospectus and prospectus supplement may be obtained from Wachovia Capital Markets, LLC at 7 Saint Paul Street, 1st Floor, Baltimore, MD 21202, or Citigroup Global Markets Inc., 140 58th Street, 8th Floor, Brooklyn, New York 11220 (telephone number: 718-765-6732).

American Capital is a publicly traded buyout and mezzanine fund with capital resources exceeding $4.2 billion. American Capital is an investor in and sponsor of management and employee buyouts, invests in private equity sponsored buyouts and provides capital directly to private and small public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national and international economic conditions, and changes in the conditions of the industries in which American Capital has made investments.

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